Exhibit 99.1

Press Release

Release Date: June 17, 2015	Contact: Thomas A. Vento -
At 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES APPOINTMENT OF JACK ROTHKOPF AS NEW
CHIEF FINANCIAL OFFICER

Philadelphia, Pennsylvania (June 17, 2015) - Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP), announced today that the Company's Board of Directors named Jack E. Rothkopf as Chief Financial Officer of the Company and its wholly owned subsidiary, Prudential Savings Bank (the "Bank") effective July 1, 2015. Mr. Rothkopf will succeed Joseph R. Corrato, the current Executive Vice President and Chief Financial Officer who will become the President and the Chief Executive Officer of each of the Company and the Bank, effective July 1, 2015 and October 1, 2015, respectively. Mr. Rothkopf has been the Senior Vice President and Treasurer of the Company and the Bank since 2013.  Mr. Rothkopf will continue to serve as the Senior Vice President and Treasurer of the Company and the Bank.

"Jack has been an integral part of the Company's management and his promotion to Chief Financial Officer reflects the Board's recognition of his extensive experience and knowledge in finance and accounting," said Mr. Vento, Chairman, President and Chief Executive Officer of the Company. Joe Corrato, the President elect of the Company, added "I have worked closely with Jack since he joined Prudential in 2006. I am extremely pleased to have him become the Chief Financial Officer."

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.